UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): August 18, 2011
MedQuist Inc.
(Exact Name of Issuer as Specified in Charter)

New Jersey	0-19941	22-2531298
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

9009 Carothers Parkway
Franklin, Tennessee	37067
(Address of Principal Executive Offices)	(Zip Code)
(866) 295-4600
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.
     On August 18, 2011, MedQuist Inc. (the “Company”) loaned $19,000,000 (the “Loan”) to CBay Inc. (“CBay”). The Loan was documented by a Subordinated Intercompany Note in favor of the Company by CBay (the “Note”) and the proceeds of the Loan were used to partially fund the acquisition of Multimodal Technologies, Inc., by MedQuist Holdings Inc. (“Holdings”), parent of the Company and CBay. The Company believes the Loan was made on terms no less favorable than what would be obtained by the Company in an arm’s-length transaction.
     The Note will mature on August 19, 2013 (the “Maturity Date”), which date is the first business day after the second anniversary of August 18, 2011. Interest will accrue on any unpaid principal at an annual rate of 15.00% and interest will be payable on the Maturity Date or, if sooner, the date of any prepayment. Prepayment of the Note may occur at any time prior to the Maturity Date with one business day’s notice, provided that any prepayment must be for at least $100,000 (or any whole multiple thereof) and accompanied by any accrued interest on the amount of principal being paid.
     The Loan and Note shall be subordinate and junior to all obligations of CBay under (i) that certain Credit Agreement by and among the Company, MedQuist Transcriptions, Ltd. (“Transcriptions”), Holdings, the other Loan Parties signatory thereto, the Lenders signatory thereto, and General Electric Capital Corporation as Agent for the Lenders dated October 1, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time) and (ii) that certain Senior Subordinated Note Purchase Agreement by and among the Company, CBay and Transcriptions as the issuers, Holdings and BlackRock Kelso Capital Corporation, Pennantpark Investment Corporation, Citibank, N.A. and THL Credit, Inc. as the purchasers dated September 30, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time).
     The foregoing description is qualified in its entirety by reference to the full text of the Note, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.
Item 9.01. Other Events.
     (d) Exhibits. The Exhibit Index attached to this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedQuist Inc.
Date: August 24, 2011	By:	/s/ Mark R. Sullivan
		Name:	Mark R. Sullivan
		Title:	General Counsel, Chief Compliance Officer & Secretary

Exhibit Index

Exhibit No.	Description of Exhibit
10.1	Subordinated Intercompany Note in favor of MedQuist Inc. by CBay Inc. dated August 18, 2011